Filed Pursuant to Rule 433

Registration No. 333-224993

March 21, 2019

Valero Energy Corporation

Pricing Term Sheet

$1,000,000,000 4.000% Senior Notes due 2029

Issuer:	Valero Energy Corporation

Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)

Pricing Date:	March 21, 2019

Settlement Date:	March 25, 2019 (T+2)

Denominations:	$2,000 x $1,000

Principal Amount:	$1,000,000,000

Title:	4.000% Senior Notes due 2029

Maturity Date:	April 1, 2029

Benchmark Treasury:	UST 2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	100-22+; 2.544%

Spread to Benchmark Treasury:	T+155 bps

Yield to Maturity:	4.094%

Price to Public:	99.233% of the principal amount

Coupon:	4.000%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2019

Make-Whole Call:	T+25 bps

Par Call:	On and after January 1, 2029 (the date that is three months prior to the Maturity Date)

CUSIP/ISIN:	91913YAW0 / US91913YAW03

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Lloyds Securities Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (800) 831-9146, J.P. Morgan Securities LLC collect at 1 (212) 834-4533, Mizuho Securities USA LLC at 1 (866) 271-7403 or MUFG Securities Americas Inc. at 1 (877) 649-6848.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on March 21, 2019 relating to the prospectus dated May 17, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.